UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 4, 2005

Merck & Co., Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New Jersey	1-3305	22-1109110
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Merck Drive, P.O. Box 100, Whitehouse Station, New Jersey		08889
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	908-423-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On May 5, 2005, the Board of Directors (the "Board") of Merck & Co., Inc. ("Merck" or the "Company") announced its election of Richard T. Clark as the Company’s Chief Executive Officer ("CEO") and President and a member of the Board. The Board also announced that Raymond V. Gilmartin is stepping down as Chairman, President and CEO and as a Director of the Company and will serve as Special Advisor to the Executive Committee. These changes are further described below under Item 5.02.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a) Mr. Raymond V. Gilmartin—Departure of Director and Principal Executive Officer

On May 5, 2005, the Board announced its acceptance of the resignation of Raymond V. Gilmartin, effective May 4, 2005, as:
• Chairman of the Board
• Director of Merck
• President and CEO and
• a director, trustee or officer of any and all subsidiaries and affiliates of the Company.

The Board also appointed Mr. Gilmartin as a Special Advisor to the Executive Committee of the Board to provide expertise in the areas of global public policy, government affairs, regulatory affairs and charitable contributions, until March 2006 whereupon Mr. Gilmartin will retire as an employee of the Company. While serving as Special Advisor, Mr. Gilmartin will receive his current base salary and will be eligible for consideration for a bonus based on his performance during 2005, but will not be eligible for a long-term incentive award or grant.

(b) Mr. Richard T. Clark—Election of Director and Appointment of Principal Officer

On May 5, 2005, the Board announced the election of Richard T. Clark as the Company’s CEO and President and a member of the Board, effective May 4, 2005, to serve until the next Annual Meeting of Stockholders or until his successor has been duly chosen and qualified. Mr. Clark has not been appointed to serve on any Board Committees to date.

As CEO and President of the Company, Mr. Clark will serve at the pleasure of the Board. Mr. Clark, 59 years old, has been a Merck employee for over 32 years. He was President of Medco Health Solutions, Inc. ("Medco Health") from January 2000 to December 2002 and was also named its Chairman and Chief Executive Officer in January 2003. Medco Health was then a wholly owned subsidiary of Merck in the business of acting as a pharmacy benefit manager for its clients. In connection with the spin-off of Medco Health, Mr. Clark relinquished his roles with Medco Health in 2003. He became President of Merck’s Manufacturing Division in June 2003, a position he has held since that time.

Effective May 4, 2005 (except as otherwise noted below), the Board determined that Mr. Clark will be provided with the following:

• Base salary. $1,100,000 per year (payable monthly)

• Bonus. Mr. Clark will be eligible to participate in Merck’s Executive Incentive Plan, subject to the terms of that plan. Actual bonus will be determined each year by the Board based on the performance of Merck and Mr. Clark during the performance year. For the 2005 performance year, Mr. Clark’s bonus will be pro-rated considering the time and performance level in 2005 as (a) President, Merck Manufacturing Division and (b) CEO.

• Initial Long-Term Incentive ("LTI") Grant. Effective May 5, 2005:

- 125,000 stock options exercisable in three equal installments (subject to rounding) on May 5, 2006, May 5, 2007 and May 5, 2008, and expiring on May 4, 2015. The grant price of the option is $34.70.
- A target award of 22,500 Performance Share Units with a performance award period beginning January 1, 2005 and ending December 31, 2007.
- 22,500 Restricted Stock Units vesting in their entirety on May 5, 2008

• Future LTI Grants. As CEO, Mr. Clark will be eligible for consideration to receive LTI grants beginning the first quarter of 2006 and thereafter. Actual grants will be made in the sole discretion of the Board.

• Perquisites.

- Financial Planning. Mr. Clark may participate in the executive financial planning program as CEO. Reimbursement for eligible expenses may be up to $12,500 during 2005 and up to $10,000 per calendar year thereafter.

- Company-paid automobile and driver/security. Mr. Clark will be provided with a Company car and full time driver, who will also serve as a security person.

- Home security system installation and monitoring. Mr. Clark will be provided with home-security systems and Company-paid monitoring.

• Severance. If Mr. Clark’s employment were to be terminated by the Company without cause and without a Change in Control, he would be provided with salary continuation and target bonus for two years (or until Mr. Clark attains age 65, whichever is shorter). The salary continuation would be payable according to the Company’s normal payroll practices for its executive officers and the target bonus would be payable in a lump sum. Any severance pay would be contingent upon a release and other customary provisions. Change in Control benefits are as set forth in the Company’s Change in Control plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merck & Co., Inc.

May 9, 2005	By:	/s/Debra A. Bollwage

Name: Debra A. Bollwage
Title: Senior Assistant Secretary